Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BLACKROCK DIRECT LENDING CORP.

ARTICLE I

Section 1.1          The name of the Corporation is BlackRock Direct Lending Corp. (hereinafter, the “Corporation”).

ARTICLE II

Section 2.1          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

Section 3.1          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

ARTICLE IV

Section 4.1          The total number of shares of stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares of common stock (the “Common Shares”), each having a par value of one one-thousandth of a dollar ($0.001).

Section 4.2          Common Shares

(a)          Voting Rights.  Except as otherwise required by law or this Certificate of Incorporation, holders of record of Common Shares shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.

(b)          Dividends.  Holders of Common Shares shall be entitled to receive proportionately, when, as and if declared by the Board of Directors, out of the  assets of the Corporation legally available therefor, dividends payable either in cash, in property or in shares of capital stock.

(c)          Liquidation, Dissolution, or Winding Up.  In the event of a dissolution, liquidation or winding up of the affairs of the Corporation (“Liquidation”), holders of Common Shares shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive, after payment of all of the liabilities of the Corporation, or after money sufficient therefore shall have been set aside, all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of Common Shares held by them respectively.

Section 4.3          [Reserved.]

ARTICLE V

Section 5.1          Changes.  The Board of Directors, by amendment to the Corporation’s Bylaws, is expressly authorized to change the number of directors without the consent of the stockholders to any number between two or nine and to allocate such number of directors among the classes as evenly as practicable.

Section 5.2          Elections.  Elections of directors need not be by written ballot unless otherwise provided in the Corporation’s Bylaws.

Section 5.3          Removal of Directors.  Any director may be removed from office at any time, with or without cause, by the action of the holders of at least eighty percent (80%) of the then outstanding shares of the Corporation’s capital stock entitled to vote for the election of the respective director.

Section 5.4          Vote Required to Amend or Repeal.  The affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE V; provided, however, that if at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors (as defined in Section 9.1) have approved such amendment or repeal, the affirmative vote required for such amendment or repeal shall be a majority of such shares.

Section 5.5          Vacancies.  Unless the Board of Directors otherwise determines, all vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

ARTICLE VI

Section 6.1          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2          No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Section 6.2 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with re-spect to acts or omissions occurring prior to such repeal or modification.

Section 6.3          In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation.

ARTICLE VII

Section 7.1          Special Meetings of Stockholders.  Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or this Certificate of Incorporation, only by the chairman, vice-chairman, chief executive officer or president or by a resolution duly adopted by a majority of the members of the Board of Directors.  The ability of stockholders to call a special meeting of stockholders is hereby specifically denied.

Section 7.2          [Reserved.]

Section 7.3          Vote Required to Amend or Repeal.  The affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VII.

ARTICLE VIII

Section 8.1          Amend or Repeal By-Laws.  Except as otherwise set forth in the By-Laws of the Corporation, the Board of Directors is expressly empowered to adopt, amend or repeal the By-laws; provided, however, that any adoption, amendment or repeal of the By-laws by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors (as defined in Section 9.1).  The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation.

Section 8.2          Vote Required to Amend or Repeal.  The affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VIII.

ARTICLE IX

Section 9.1          The conversion of the Corporation from a business development company to a closed-end investment company or from a business development company or a closed-end investment company to an open-end investment company, or a closed-end investment company subject to Rule 23c-3 of the Investment Company Act of 1940, as amended (the “1940 Act”), the liquidation and dissolution of the Corporation, the merger or consolidation of the Corporation with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same provisions as described in Sections 5.1, 5.4, 5.5, 7.1, 8.1, 8.2, 9.1 and 11.1 of this Certificate of Incorporation or the amendment of any of the provisions discussed herein shall require the approval of (i) the holders of at least eighty percent (80%) of the then outstanding Shares of the Corporation’s capital stock, voting together as a single class, or (ii) at least (A) a majority of the “continuing directors” and (B) the holders of a majority of the then outstanding Shares of each affected class or series of the Corporation’s capital stock, voting separately as a class or series. For purposes of this Certificate of Incorporation, a “continuing director” is a director who (x) (A) has been a director of the corporation for at least twelve months and (B) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation or (y) (A) is a successor to a continuing director, (B) who was appointed to the Board of Directors by at least a majority of the continuing directors and (C) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation.

ARTICLE X

Section 10.1          Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE XI

Section 11.1         Certain Transactions.

(a)          Notwithstanding any other provision of this Certificate of Incorporation, the Company shall not conduct an initial public offering of its Common Shares without the affirmative vote or consent of a majority of the Directors then in office followed by the affirmative vote of the holders of not less than a “majority of the outstanding voting securities” of the Company, as defined in the 1940 Act.  Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Shares otherwise required by law or any agreement between the Corporation and any national securities exchange.

ARTICLE XII

Section 12.1         The Board of Directors shall cause the termination of the Corporation on the Term Date.

The “Term Date” shall be the close of business on the last day of the fiscal quarter during which the seventh anniversary of the Final Closing Date occurs; provided that the Term Date may be extended by up to two (2) one-year extensions if requested by the Corporation’s investment adviser and approved by the Board and the holders of a majority of the then outstanding Common Shares.

The “Final Closing Date” shall be the last date the Corporation accepts capital commitments to purchase Common Shares, which date shall be not more than eighteen (18) months after the first date on which the Corporation accepts capital commitments to purchase Common Shares from investors not affiliated with the Corporation’s investment adviser (“Initial Closing Date”); provided that the Corporation may extend the Final Closing Date for an additional six (6) months if requested by the Corporation’s investment adviser and approved by the Board and the holders of a majority of the then outstanding Common Shares.

Section 12.2         The Corporation may be dissolved prior to the Term Date (or such subsequent dates to which the Term Date has previously been extended):

(a)          upon the termination of the Corporation’s investment adviser for any reason; provided that the dissolution of the Corporation is approved by the affirmative vote of a majority of the shares of stock represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the subject matter;

(b)          when it becomes illegal or, in the opinion of the Board of Directors, impracticable or inadvisable to continue operating the Corporation, and the Board of Directors adopts resolutions approving the dissolution of the Corporation;

(c)          upon the determination that the Corporation cannot by reason of its liabilities continue its business and that it must be dissolved by the affirmative vote of a majority of the shares of stock represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the subject matter

(d)          upon the approval of the dissolution by the affirmative vote seventy-five percent (75%) of the shares of stock represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the subject matter.

ARTICLE XIII

Section 13.1         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIV

Section 14.1         The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this ARTICLE XIV shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Section 14.2         The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE XIV to directors and officers of the Corporation.

Section 14.3         The rights to indemnification and to the advance of expenses conferred in this ARTICLE XIV shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 14.4         The rights to indemnification and to the advance of expenses conferred in this ARTICLE XIV shall be subject to the requirements of the 1940 Act to the extent applicable.

Section 14.5         Any repeal or modification of this ARTICLE XIV by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XV

Section 15.1         The Corporation expressly elects not to be governed by Section 203(a) of Title 8 of the Delaware General Corporation Law.

ARTICLE XVI

Section 16.1         The name and address of the incorporator is:

Elizabeth Greenwood
2951 28th Street, Suite 1000
Santa Monica, CA 90405

IN WITNESS WHEREOF, BlackRock Direct Lending Corp.. has caused this Certificate to be duly executed in its corporate name this 12th day of October, 2020.

BLACKROCK DIRECT LENDING CORP.

By:	/s/ Elizabeth Greenwood
Name:	Elizabeth Greenwood
Title:	Sole Incorporator